Exhibit 99

Titan International Inc. Announces Proposed Offering of Senior Secured Notes

QUINCY, Ill.-- March 1, 2013 - Titan International, Inc. (“Titan” or the “Company”) today announced its intention to offer through a private placement, subject to market and other conditions, $275 million aggregate principal amount of its 7.875% Senior Secured Notes due 2017 (the “Notes”). The Notes are being offered by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S. The Notes will be issued under the indenture dated October 1, 2010, pursuant to which the Company issued $200 million aggregate principal amount of its 7.875% Senior Secured Notes due 2017 (the “Existing Notes”).  The Notes will form a single series with the Existing Notes and will vote as one class under the indenture.  However, until such time as the Notes become freely transferable under the Securities Act of 1933, as amended, the Notes will have a restricted CUSIP and will not trade together with the Existing Notes.

Titan intends to use the net proceeds from the offering to repay a portion of the existing indebtedness of certain of its indirect subsidiaries under the European credit facilities assumed as part of its acquisition of Titan Europe Plc in the fourth quarter of 2012.  Titan intends to use any remaining net proceeds from the offering of the Notes for general corporate purposes, which may include financing potential future acquisitions and repayment of other existing obligations.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes will be made only by means of a private offering circular. The Notes have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773